Exhibit 10.3

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into this 5th day of October 2016, by and between SALEM FIVE CENTS SAVINGS BANK, a wholly-owned, Massachusetts savings bank subsidiary of Salem Five Bancorp (the “Employer”), and JOSEPH W. KENNEDY, residing at the address on file with the Employer (“Employee”) and shall be effective upon the effective date of the merger of Bright Star, Inc. with and into Georgetown Bancorp, Inc. (such date shall be the “Effective Date” of this Agreement).

W I T N E S S E T H:

WHEREAS, the Employer desires to employ Employee, and Employee desires to accept such employment upon the terms and conditions set forth herein, including the restrictive covenants in Sections 10 and 11.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

Section 1.         DEFINITIONS.

(a)          “Cause” shall mean Employee’s (i) personal dishonesty, incompetence, willful misconduct, or breach of fiduciary duty involving personal profit, material breach of the Company’s code of ethics that will likely cause substantial financial harm or substantial injury to the reputation of the Employer; (ii) willfully engaging in actions that will likely cause substantial financial harm or substantial injury to the reputation of the Employer; (iii) intentional failure to perform stated duties; (iv) willful violation of any law, rule, or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order; or (v) material breach of any provision of this Agreement.

(b)          “Code” shall mean the Internal Revenue Code of 1986.

(c)          “Confidential Information” shall mean any and all information and compilations of information, in whatever form or medium (including any copies thereof), relating to any part of the business of the Employer, or any of its subsidiaries or affiliates, or the business of their customers, provided to Employee, or which Employee obtained or compiled or had obtained or compiled on his behalf, which information or compilations of information are not a matter of public record or generally known or available to the public, including, but subject to the foregoing, the following:

(i)	Financial information regarding the Employer or any of its subsidiaries or affiliates;

(ii)	Personnel data, including compensation arrangements relating to Employee or any other employees of the Employer or any of its subsidiaries or affiliates;

(iii)	Internal plans, practices, and procedures of the Employer or any of its subsidiaries or affiliates;

(iv)	The names, portfolio information, investment strategies, requirements, lending or deposit information, or any similar information of any customers, clients, or prospects of the Employer or any of its subsidiaries or affiliates;

(v)	Business methods and marketing strategies of the Employer or any of its subsidiaries or affiliates;

(vi)	Any other information expressly identified to Employee as confidential by the officers and directors of the Employer or any of its subsidiaries or affiliates; and

(vii)	The terms and conditions of this Agreement and any documents or instruments executed in connection herewith that are not of public record.

(d)          “Disability” shall mean any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a period of not less than twelve (12) months that: (i) renders Employee unable to engage in any substantial gainful activity, or (ii) causes Employee to receive income replacement benefits for a period of not less than three (3) months under an accident and health plan of the Employer covering Employee.

(e)          “Effective Date” shall mean the Closing Date, as such term is defined in the Agreement and Plan of Merger, dated as of October 5, 2016, by and between Salem Five Bancorp, Bright Star, Inc. and Georgetown Bancorp, Inc.

(f)          “Good Reason” shall mean any of the following, without Employee’s consent: (i) a substantial adverse and material change in Employee’s function, duties, or responsibilities from those associated with the Management Position (defined below); (ii) a material reduction in “Compensation” (as set forth in Section 5 of this Agreement) of Employee; (iii) a relocation of Employee’s principal place of employment more than twenty-five (25) miles from Employee’s principal place of employment on the Effective Date (other than a relocation to the principal headquarters of Salem Five Bancorp); or (iv) a material breach of this Agreement by the Employer.

(g)          “Notice of Termination” shall mean the written communication provided to the other party in the event of Employee’s termination of employment (i) by the Employer for Cause or on account of Employee’s Disability or (ii) by Employee for Good Reason. A Notice of Termination must indicate the specific provisions in this Agreement upon which the applicable party relies as the basis for Employee’s termination of employment and must also set forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination of employment under the provisions so indicated.

(h)          “Restrictive Period” shall mean the period commencing on the Effective Date and terminating on the one (1)-year anniversary of the later of (i) the termination of Employee’s employment with the Employer and all of its subsidiaries and affiliates, regardless of reason and whether or not pursuant to this Agreement, and (ii) the scheduled expiration of the Term under Section 3(a).

(i)          “Transactions” means the transactions contemplated by the Agreement and Plan of Merger, dated as of October 5, 2016, by and between Salem Five Bancorp, Bright Star, Inc. and Georgetown Bancorp, Inc.

Section 2.         EMPLOYMENT.

As of the Effective Date, the Employer shall employ Employee, and Employee accepts such employment by the Employer, as Senior Vice President, Finance of the Employer, on the terms and conditions specified herein (the “Management Position”).

Section 3.        TERM OF EMPLOYMENT.

(a)          Term. Employee’s employment shall be for a term commencing on the Effective Date and ending on the one (1)-year anniversary of the Effective Date (the “Term”), unless terminated sooner pursuant to this Agreement.

(b)          Expiration. Upon expiration of this Agreement, Employee’s employment with the Employer shall cease, and this Agreement shall terminate without further obligations to Employee, except as provided under Section 8(a) and Section 8(e) hereof.

Section 4.        RESPONSIBILITIES AND OTHER ACTIVITIES.

(a)          Responsibilities. In the Management Position, Employee shall undertake the overall management responsibilities and duties related to this position, and such other responsibilities and duties commensurate with the Management Position as specified from time to time by the Employer.

(b)          Reporting. In the Management Position, Employee shall report to the Chief Financial Officer of the Employer.

(c)          Performance. Employee shall faithfully perform the duties of the Management Position; shall devote substantially all of his business time and energies to the business and affairs of the Employer; and shall use his best efforts, skills, and abilities to promote the Employer’s interests;

(d)          Other Activities. Employee may not engage in any business activities or render any services of a business, commercial, or professional nature (whether or not for compensation) that would adversely affect Employee’s performance of his responsibilities and duties hereunder or conflict with the business of the Employer for the benefit of any person or entity; provided that the foregoing shall not prevent Employee from (i) participating in charitable, civic, educational, professional, community, or industry affairs or (ii) managing Employee’s passive personal investments so long as such activities in the aggregate do not adversely affect Employee’s performance of his duties hereunder or conflict with the business of the Employer.

Section 5.        COMPENSATION.

(a)          Base Salary. The Employer shall pay Employee an annual base salary of Two Hundred Thirty-Four Thousand Four Hundred Dollars ($234,400) (the “Base Salary”). The Base Salary shall be paid in substantially equal installments in accordance with the Employer’s compensation policies and procedures on the payroll dates established by the Employer for its senior officers.

(b)          Bonus Compensation. At the end of the Term, Employee shall receive an annual incentive bonus (the “Annual Bonus”) of Fifty-Eight Thousand Six Hundred Dollars ($58,600), payable in a lump sum in cash on the first payroll date of the Employer following the last day of the Term.

Section 6.        OTHER BENEFITS.

(a)          Benefits. Employee shall be eligible to participate in such medical, dental, disability, retirement, life insurance, and other employee benefits on the same basis as may be provided to other similarly-situated employees of the Employer. As to all other benefits to which Employee may be entitled in parity with all other employees, such benefits may be created, changed, or terminated from time to time in the Employer’s, as applicable, sole discretion.

(b)          Vacation. Employee shall be entitled to reasonable paid vacations and sick leave benefits consistent with the Employer’s vacation and sick leave policies.

(c)          Reimbursements. The Employer shall reimburse Employee for all ordinary and necessary business expenses which are incurred by Employee in the performance of his duties hereunder and which are subject to reimbursement in accordance with the Employer’s policies.

(d)          Split Dollar Life Insurance. Without limitation of any other benefits described in this Section 6, for a period of three (3) years following the Closing Date, Employee shall receive continued life insurance coverage under and subject to the terms and conditions of the endorsement split dollar life insurance agreement originally entered into between Employee and Georgetown Bancorp, Inc.

Section 7.        TERMINATION.

This Agreement may terminate prior to the expiration of the Term in accordance with this Section 7.

(a)          By the Employer for Cause. The Employer may elect to terminate this Agreement and to terminate Employee’s employment at any time for Cause. Such termination shall be effective immediately upon Notice of Termination to Employee. If the Employer terminates Employee’s employment for Cause during the Term, this Agreement shall terminate without further obligations to Employee, except as provided under Section 8(b).

(b)          By the Employer without Cause. The Employer may elect to terminate this Agreement and to terminate Employee’s employment at any time. If the Employer terminates Employee’s employment without Cause during the Term, this Agreement shall terminate without further obligations to Employee, except as provided under Section 8(c).

(c)          By Employee without Good Reason. Employee may elect to terminate this Agreement and voluntarily to resign his employment at any time for any reason by giving the Employer not less than thirty (30) days’ prior written notice of his termination of employment. Employee’s termination of employment shall occur on the date specified in such written notice, unless the Employer elects to terminate Employee’s employment as of a date prior thereto. If Employee terminates this Agreement pursuant to this Section 7(c) during the Term, this Agreement shall terminate without further obligations to Employee, except as provided under Section 8(b).

(d)          By Employee for Good Reason. Upon the occurrence of any event described in the definition of Good Reason, Employee may elect to terminate his employment under this Agreement for Good Reason upon not less than thirty (30) days’ prior Notice of Termination given within a reasonable period of time (not to exceed, except in case of a continuing breach, ninety (90) days) after the event giving rise to Good Reason. The Employer shall have at least thirty (30) days to remedy any condition constituting Good

Reason following the receipt of the Notice of Termination, provided, however, the Employer may elect to waive such period and agree to an earlier termination. If Employee terminates this Agreement for Good Reason during the Term, this Agreement shall terminate without further obligations to Employee, except as provided under Section 8(c).

(e)          Death. Employee’s employment shall terminate on account of Employee’s death. If Employee’s employment is terminated on account of Employee’s death during the Term, this Agreement shall terminate without further obligations to Employee’s estate or other legal representatives under this Agreement, except as provided under Section 8(d).

(f)          Disability. The Employer may elect to terminate this Agreement and to terminate Employee’s employment on account of Employee’s Disability. Such termination shall be effective immediately upon Notice of Termination to Employee. If Employee’s employment is terminated on account of Employee’s Disability during the Term, this Agreement shall terminate without further obligations to Employee, except as provided under Section 8(d).

Section 8.        PAYMENTS TO EMPLOYEE UPON TERMINATION.

(a)          Generally. Regardless of the reason for any termination of this Agreement and subject to this Section 8, Employee (or Employee’s estate or other legal representatives if this Agreement terminates on account of Employee’s death) shall be entitled to receive (together, “Accrued Benefits”):

(i)	Payment of Employee’s earned but unpaid Base Salary (including all items which constitute wages under applicable law) as of the effective date of Employee’s termination of employment, with such payment to be made in accordance with the Employer’s compensation policies and procedures but in no event later than the date required by applicable law;

(ii)	Payment of Employee’s earned but unused vacation time as of the effective date of Employee’s termination of employment, with such payment to be made in accordance with the Employer’s vacation pay policy and reimbursement of any unpaid business expenses incurred by Employee in accordance with Section 6(c) hereof;

(iii)	Continuation of the split dollar life insurance benefit for the remainder of the three (3) year period as set forth in Section 6(d) hereof; and

(iv)	All rights and benefits (if any) to which Employee is entitled due to his termination of employment as required independent of this Agreement by the terms of any employee benefit plans and programs of the Employer in existence as of the date of Employee’s termination of employment.

(b)          Termination by the Employer for Cause or by Employee without Good Reason. If the Employer terminates Employee’s employment for Cause pursuant to Section 7(a) or Employee terminates his employment without Good Reason pursuant to Section 7(c), Employee shall be entitled to receive payment of his Accrued Benefits set forth in Section 8(a) hereof (other than the benefit in Section 8(a)(iii)).

(c)          Termination by the Employer without Cause or by Employee for Good Reason. If the Employer terminates Employee’s employment without Cause pursuant to Section 7(b) or Employee terminates his employment for Good Reason pursuant to Section 7(d), Employee shall be entitled, subject to Section 8(g), to receive:

(i)	Payment of his Accrued Benefits;

(ii)	Salary continuation at the rate reflected in Employee’s Base Salary as of the effective date of Employee’s termination of employment, to be paid in equal installments through the remainder of the Term in accordance with the Employer’s then current payroll practice (the “Severance Payments”);

(iii)	Payment of Employee’s Bonus Compensation set forth in Section 5(b) hereof: and

(iv)	The Restrictive Covenants Payments.

Notwithstanding the above, the amounts described in Section 8(c)(ii) and (iii) that are payable subsequent to Employee’s termination of employment shall be subject to Section 18, to the extent applicable.

(d)          Termination Due to Death or Disability. In the event of termination of this Agreement on account of Employee’s death or on account of Employee’s Disability pursuant to Section 7(f), Employee or Employee’s estate or other legal representatives shall be entitled to receive payment of Employee’s Accrued Benefits.

(e)          Termination Due to Expiration of Term. In the event of termination of this Agreement and Employee’s employment due to the expiration of the Term, in consideration of, and subject to continued compliance with, the covenants of Employee contained in Section 10 and Section 11, Employee shall be entitled, subject to Section 8(g), to receive an amount equal to Employee’s Base Salary plus the Annual Bonus payable under Section 5(b) (collectively, the “Restrictive Covenant Payments”), with such amount payable in equal installments under the Employer’s normal payroll procedures over the one (1)-year period that ends at the conclusion of the Restrictive Period. Such installment payments shall cease upon any breach by Employee of his obligations under Section 10 or Section 11.

(f)          No Mitigation. Employee shall not be required to mitigate the amount of any severance benefits described in this Section 8 by seeking other employment.

(g)          Release. Payment and provision of the benefits described in Section 8(c)(ii) and Section 8(c)(iii), and the Restrictive Covenants Payments, are subject to Employee’s execution and delivery to the Employer of a general release, in a form acceptable to the Employer, within twenty-one (21) days (or such longer period to the extent required by applicable law) of Employee’s termination of employment, which has (and not until it has) become irrevocable, satisfactory to the Employer in the reasonable exercise of its discretion, releasing the Employer, its subsidiaries, its affiliates, and their respective trustees, directors, officers, and/or employees, from any and all claims or potential claims arising from or related to Employee’s employment with the Employer or termination of employment. Notwithstanding payment timing provisions to the contrary in this Agreement but still subject to the requirements of the preceding sentence, the Severance Payments and the Restrictive Covenants Payments shall commence on the Employer’s first regular payroll date occurring on or after the sixtieth (60th) day following Employee’s termination of employment (the “First

Payroll Date”), with amounts otherwise payable under the Employer’s normal payroll procedures prior to the First Payroll Date, to be paid in lump sum on the First Payroll Date without interest thereon.

Section 9.        CODE SECTIONS 280G AND 4999.

Notwithstanding anything contained herein to the contrary, in the event it shall be determined that any payment or distribution made at any time by the Employer or any corporation which is a member of an “affiliated group” (as defined in Code Section 1504(a), without regard to Code Section 1504(b)) of which the Employer is a member, to or for the benefit of Employee (whether paid or payable, or distributed or distributable, pursuant to the terms of this Agreement or otherwise) (a “Payment”) would constitute an “excess parachute payment” (as defined in Code Section 280G(b)(2)), such Payment shall be reduced to the extent necessary to ensure that no portion of such Payment will be non-deductible to the Employer by Code Section 280G or will be subject to the excise tax imposed by Code Section 4999 (the “Reduced Payment”), and Employee shall have no further rights or claims with respect to an amount in excess of the Reduced Payment. If a Payment is reduced pursuant to this Section 9, the Employer shall reduce or eliminate the following portions of the Payment in successive order to reach the Reduced Payment: (a) first, the benefits portion of the Payment, and (b) then, the cash portion of the Payment. Any determination required under this Section 9 (including the amount of the Reduced Payment and the assumptions to be utilized in arriving at such determination) shall be made by the Employer and their tax advisors, whose determination shall be conclusive and binding upon Employee.

Section 10.      CONFIDENTIALITY.

(a)          Employee recognizes and acknowledges that certain assets of the Employer and its affiliates or subsidiaries constitute Confidential Information.

(b)          Employee shall not, without the prior written consent of the Employer or any of its subsidiaries or affiliates, use or disclose, or negligently permit any unauthorized person to use, disclose, or gain access to, any Confidential Information, except in connection with any dispute that arises between the Employer and Employee, in which case such disclosure may be made to the extent necessary to Employee’s personal legal advisers and to courts having jurisdiction over such matters.

(c)          Upon termination of employment, Employee hereby agrees to deliver promptly to the Employer or any of its subsidiaries or affiliates all memoranda, notes, records, manuals, or other documents, including all copies of such materials, containing Confidential Information, whether made or compiled by Employee or furnished to him from any source by virtue of Employee’s relationship with the Employer or any of its subsidiaries or affiliates.

(d)          Regardless of the reason for his cessation of employment, Employee will furnish such information as may be in Employee’s possession and will cooperate with the Employer or any of its subsidiaries or affiliates as may reasonably be requested in connection with any claims or legal actions in which the Employer or any of its subsidiaries or affiliates are or may become a party. The Employer will reimburse Employee for any reasonable out-of-pocket expenses Employee incurs in order to satisfy his obligations under this Section 10(d).

Section 11.      NON-COMPETITION AND NON-SOLICITATION.

(a)          Non-Competition. In consideration of the covenants of the Employer contained herein, Employee covenants and agrees with the Employer that, during the Restrictive Period and within a twenty-five (25) mile radius from any branch office of the Employer (including any offices that become branch offices of the Employer as a result of the Transactions), Employee shall not, without specific written approval of the Employer, directly or indirectly:

(i)	Engage in any insurance, wealth management, banking, or other financial services as an owner, employee, consultant, representative, or in any other capacity; provided, however, that, without limitation of any other provision of this Section 11 other than this Section 11(a)(i), Executive may serve as an employee of a bank that has consolidated assets of $350 million or less and such employment shall not constitute a violation of this Section 11(a)(i);

(ii)	Directly or indirectly request or advise any past, present, or future customers of the Employer or any of its subsidiaries or affiliates to withdraw, curtail, or cancel his or her or its business with the Employer or any of its subsidiaries or affiliates;

(iii)	Directly or indirectly cause, suggest, or induce others to call on any past, present, or future customers of the Employer or any of its subsidiaries or affiliates; or

(iv)	Canvas, solicit, or accept any business on behalf of any other bank, insurance agency, trust, or other financial services business, other than the Employer or any of its subsidiaries or affiliates, from any past or present customer of the Employer or any of its subsidiaries or affiliates.

(b)          Non-Solicitation. During the Restrictive Period, Employee shall not, directly or indirectly, by any means or device whatsoever, for himself or on behalf of, or in conjunction with, any other person, partnership, or corporation, solicit, entice, hire, or attempt to hire or employ any employee of the Employer or any of its subsidiaries or affiliates.

(c)          Other Agreements. Employee represents and warrants that neither Employee’s employment with the Employer nor Employee’s performance of his obligations hereunder will conflict with or violate Employee’s obligations under the terms of any agreement with a previous employer or other party, including agreements to refrain from competing, directly or indirectly, with the business of such previous employer or other party. Prior to the Effective Date hereof, Employee has provided copies of all restrictive covenants (e.g., non-solicitation and non-competition agreements) to which he is a party to the Employer in order to ensure compliance with this Section 11(c).

Section 12.      REFORMATION; INJUNCTIVE RELIEF; TOLLING.

(a)          Reformation. All the parties hereto acknowledge that the parties have carefully considered the nature and scope of this Agreement. The activities, period, and area covered by Sections 10 and Section 11 are expressly acknowledged and agreed to be fair, reasonable, and necessary. To the extent that any covenant contained in Sections 10 and 11 is held to be invalid, illegal, or unenforceable because of the extent of activities, duration of such covenant, the geographic area covered thereby, or otherwise, the parties agree that the court making such determination shall reform such covenant to include as much of its nature and scope as will render it enforceable and, in its reduced form, said covenant shall be valid, legal, and enforceable to the fullest extent of the law.

(b)          Injunctive Relief. Employee acknowledges and agrees that, upon any breach by Employee of his obligations under Sections 10 and 11, the Employer will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief, notwithstanding Section 13. Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies available to it, including the recovery of damages from Employee.

(c)          Tolling. Upon any breach by Employee of his obligations under Sections 10 and 11, the obligation at issue shall run from the first date on which Employee ceases to be in violation of such obligation.

Section 13.      MEDIATION AND ARBITRATION.

(a)          Except as provided in Section 12, in the event of any dispute or controversy arising under or in connection with this Agreement and/or Employee’s employment with or termination of employment with the Employer, including any claims arising out of Mass. Gen. Laws ch. 151B, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Massachusetts Civil Rights Act, or any other federal state, or local statute, regulation, or ordinance that provides protection against employment discrimination, harassment or retaliation; any claims under the Fair Labor Standards Act or Mass. Gen. Laws ch. 149 or any other federal, state or local statute, regulation or ordinance that provides protection against wage and hour and/or wage payment violations; any claims under the federal or state equal pay acts; any tort and/or privacy claims, including those under the Massachusetts Privacy Statute; and any claims by contract, whether express or implied, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation using a mediator experienced in employment law. The parties shall split evenly the cost of the mediator and shall pay their own attorney’s fees and costs in connection with such proceeding.

(b)          In the event such dispute or controversy remains unresolved in whole or in part following mediation efforts, the parties will settle any remaining dispute or controversy exclusively by arbitration in Boston, Massachusetts, in accordance with the then current Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA Employment Rules”). Arbitration shall be initiated as provided by the AAA Employment Rules. Subject to Section 12, this promise to arbitrate covers any disputes the Employer may have against Employee or that Employee may have against the Employer arising out of or relating to this Agreement or Employee’s employment or termination of employment with the Employer. To that end, apart from Section 12, arbitration shall be the exclusive, final and binding remedy for any dispute between the Employer and Employee and will be used instead of any court action, which is hereby expressly waived. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(c)          All disputes in arbitration shall be decided by a single arbitrator who shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating arbitration. If the parties cannot agree on an arbitrator, then the Employer and Employee shall notify AAA and request selection of an arbitrator in accordance with AAA Employment Rules. The arbitrator ultimately selected shall only have such authority to award equitable relief, damages, costs and fees as a court would have for the particular claim(s) asserted. The fees of the arbitrator and AAA shall be paid by the non-prevailing party.

However, if the allocation of responsibility for the payment of the arbitrator’s fees would render the obligation to arbitrate unenforceable, the parties authorize and agree to have the arbitrator modify the allocation as necessary to preserve enforceability. Each party shall pay its own attorney’s fees and costs including fees and costs of any experts unless a party prevails on a statutory claim that entitles the prevailing party to a reasonable attorney’s fees award as part of the costs, in which case the arbitrator shall award reasonable attorney’s fees to the prevailing party in accordance with said statute.

(d)          The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the Commonwealth of Massachusetts or federal law, if Massachusetts law is preempted. In a contractual claim under this Agreement, the arbitrator shall have no authority to add, delete or modify any term of this Agreement. All proceedings and documents prepared in connection with arbitration shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff.

Section 14.      NOTICES.

All notices, requests, demands, waivers, and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given: (a) if delivered personally or sent by facsimile or electronic mail, on the date received; (b) if delivered by overnight courier, on the day after mailing; and (c) if mailed, five days after mailing with postage prepaid. Any such notice will be sent as follows:

To the Employer:	Salem Five Cents Savings Bank ATTN: Helen H. Topor, Senior Vice President, Human Resources Director 210 Essex Street Salem, Massachusetts 01970.0804 Fax: 978.745.1073 Email: helen.topor@salemfive.com
To Employee:	At the address on file with the Employer

Section 15.      SUCCESSORS AND ASSIGNS.

(a)          The rights and obligations of Employee hereunder are not assignable or delegable, and any such assignment or delegation will be null and void.

(b)          This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, beneficiaries, heirs, and personal representatives.

(c)          The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Employer to assume and agree to perform its obligations under this Agreement in the same manner and to the same extent that the Employer would be required to perform them if no such succession had taken place.

(d)          As used in this Section 15, the Employer shall include the Employer, and any successor to all or substantially all of the business and/or assets of any of them (whether direct or indirect, by purchase, merger, consolidation, or otherwise) which executes and delivers the written agreement described in Section 15(c) or which otherwise becomes bound by all the terms and provisions of this Agreement.

Section 16.      SURVIVAL.

Notwithstanding anything contained herein to the contrary, the provisions of this Agreement which by their terms are to be performed subsequent to termination, including Sections 8, 9, 10, 11, 12, 13 and 16, shall survive the termination of this Agreement and shall remain fully enforceable.

Section 17.      NON-DUPLICATION.

In the event that Employee shall perform services for the Employer and/or any of its subsidiaries and affiliates, any compensation or benefits provided to Employee by such employer or pursuant to such employer’s employee benefit plans shall be applied to offset the obligations of the Employer hereunder, it being intended that the provisions of this Agreement shall set forth the aggregate compensation and benefits payable to Employee for all services rendered to the Employer and/or any of its subsidiaries and affiliates.

Section 18.      CODE SECTION 409A.

(a)          The intent of the parties hereto is that payments and benefits under this Agreement be exempt from (to the extent possible) Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Code Section 409A. In no event shall the Employer be liable for any additional tax, interest, or penalty that may be imposed on Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Employee is deemed on the date of termination to be a “specified employee” under Code Section 409A, then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Employee, and (ii) the date of Employee’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum on the first business day following the six (6)-month period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)          To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)          For purposes of Code Section 409A, to the extent that the payments are deemed to be subject to Code Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be at the sole discretion of the Employer.

(e)          Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

Section 19.      COMPLIANCE WITH FDI ACT.

Notwithstanding anything contained herein to the contrary, any payments to Employee by the Employer, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k).

Section 20.      GENERAL PROVISIONS.

(a)          Entire Agreement; Effectiveness. This Agreement and the attachments hereto constitute the entire understanding and agreement between the parties hereto with respect to the Employer’s employment of Employee, and supersedes and revokes any and all prior agreements and understandings, whether oral or written, between the parties relating to the subject matter of this Agreement, including the Employment Agreement, by and between Employee and Georgetown Bancorp, Inc., effective as of April 11, 2015, and the Employment Agreement, by and between Employee and Georgetown Bank, effective as of April 11, 2015, to the extent the Employment Agreements with Georgetown Bancorp, Inc. and/or Georgetown Bank are in effect on the Effective Date of this Agreement. The effectiveness of this Agreement is subject to and conditioned upon the consummation of the Transactions and the occurrence of the Closing Date. If the Closing Date does not occur, this Agreement shall be null and void and no party shall have any rights or obligations hereunder.

(b)          Withholding. The Employer may withhold from any payments to be made hereunder such amounts as it may be required or permitted to withhold under applicable federal, state, or other law, and transmit such withheld amounts, as appropriate, to the appropriate taxing authorities.

(c)          Governing Law. This Agreement shall be interpreted under, subject to, and governed by the substantive laws of the Commonwealth of Massachusetts, without giving effect to provisions thereof regarding conflict of laws.

(d)          Modification and Waiver. This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, except by written instrument of the party charged with such waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver of any other term or condition of this Agreement or as to any subsequent occurrence of the term or condition.

(e)          Cooperation. Each of the parties agrees to execute all further instruments and documents and to take all further action as the other party may reasonably request in order to effectuate the terms and purposes of this Agreement.

(f)          Construction. In this Agreement, unless otherwise stated, the following uses apply: (i) references to a statute or law refer to the statute or law and any amendments and any successor statutes or laws, and to all valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder, as amended, or their successors, as in effect at the relevant time; (ii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to and including”; (iii) indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company; (iv) the words “include,” “includes” and “including” (and the like) mean “include, without limitation,” “includes, without limitation” and “including, without limitation” (and the like), respectively; (v) all references to articles and sections are to articles and sections in this Agreement; (vi) all words used shall be construed to be of such gender or number as the circumstances and context require; (vii) the captions and headings of articles and sections have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; (viii) any reference to an agreement, plan, policy, form, document or set of documents, and the rights and obligations of the parties under any such agreement, plan, policy, form, document or set of documents, shall mean such agreement, plan, policy, form, document or set of documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and (ix) all accounting terms not specifically defined shall be construed in accordance with generally accepted accounting principles.

(g)          Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect any other provision hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall automatically be added as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

(h)          Employee Protections. Employer acknowledges and agrees that nothing in this Agreement, including Sections 8(g), 10 and 13 hereof, prevents Employee from filing a charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other administrative agency if applicable law requires that Employee be permitted to do so. Notwithstanding the foregoing, Employee understands and agrees that, upon acceptance of the payments provided under Section 8 hereof, Employee is waiving the right to any monetary recovery in connection with any such complaint or charge filed with the Equal Employment Opportunity Commission.

(i)          Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which will together constitute one and the same instrument.

Section 21.      ACKNOWLEDGEMENT.

Employee acknowledges that he has had a full and complete opportunity to review the terms, enforceability, and implications of this Agreement; that he has had a full and complete opportunity to present it to competent legal counsel for review; and that the Employer has not made any representations and warranties to Employee concerning the terms, enforceability, and implications of this Agreement other than as reflected in this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Witness:	SALEM FIVE CENTS SAVINGS BANK

/s/ Stanley V. Ragalevsky	By:	/s/ Ping Yin Chai
Name: Ping Yin Chai
Title: President and Chief Executive Officer

Witness:	EMPLOYEE

/s/ Pamela Kentley	/s/ Joseph W. Kennedy
Joseph W. Kennedy

[Signature Page to Joseph W. Kennedy Employment Agreement]